Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amended Registration Statement (Form S-3 No. 333-133026) and related Prospectus Supplement of Itron Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 25, 2008, with respect to the consolidated financial statements and schedule of Itron, Inc. and the effectiveness of internal control over financial reporting of Itron Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission (SEC) and Actaris Metering Systems SA and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2006, the five months ended December 31, 2005 as well as the seven months ended July 31, 2005 (Predecessor period) and the year ended December 31, 2004 (Predecessor period) included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on June 29, 2008.

/s/ ERNST & YOUNG LLP

Seattle, Washington

May 6, 2008